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                                                                 Exhibit 10.26

February 13, 1992



Richard A. Carrano, Ph.D.
524 Foxwood Lane
Paoli, PA  19301


Dear Richard:

Per our previous discussions, Apollon, Inc. ("Apollon", the Company") is pleased to offer you employment with the following terms and conditions:

    1) The title of your position will be Vice President, Administration and Business Development. You will be an officer of the Company and report directly to me.

    2) Salary: You will be paid at an annual base rate of $120,000, payable biweekly. Your performance and salary will be reviewed periodically in accordance with Apollon's salary administration program.

    3) Severance: Six months severance will be provided unless terminated for cause, which is defined as falsifying information on the employment application, theft, or committing a felony.

    4) Bonus: You will be eligible to participate in Apollon's annual bonus program, which is dependent upon the discretion of management. The amount of your bonus, if any, may vary from year to year based upon the overall performance of the Company and your department, the level of your position, and the Company's evaluation of your individual performance. Bonuses may be payable in cash, stock or stock options, or any combination thereof. Any bonus will be prorated for that portion of the period during which you were a Company employee. You must be a Company employee at the time of distribution to receive a bonus.

    5) Equity: Subject to approval by Apollon's Board of Directors, as a charter employee you will be allowed to purchase up to 12,500 shares of Apollon common stock at a price per share equal to the fair market value of the stock as defined by the Board for the initial capitalization of Apollon.


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Richard A. Carrano, Ph.D.
February 13, 1992
Page 2


    6) Stock Options: Subject to approval by the Company's Board of Directors, you will be granted options under the Company's 1992 Non-Qualified Stock Option Plan (to be defined) to purchase 20,000 shares of the Company's Common Stock at a price per share equal to the fair market value of such Common Stock on the "Award Date", which shall be the later (i) of the date of the Board's approval or (ii) the date of your joining the Company. Your right to exercise these options will vest according to the following schedule, provided you continue as a Company employee until the indicated time after the Award Date:
         50% after 2 years; 75% after 3 years; 100% after 4 years.

         In the event that the Company enters into a definitive agreement for
         (a) the merger or consolidation of the Company or a similar business combination transaction as a result of which the Company will not be the surviving Company, or (b) the sale or transfer of all the Company's assets, each outstanding grant or option, currently in effect or subsequently granted during employment, shall automatically become exercisable in full as the date such agreement is first executed and will remain exercisable in full for the balance of the term of such grant or option.

    7) Benefits: You will be eligible to participate in Apollon's comprehensive benefits package. These benefits are expected to be consistent with those of Apollon's parent affiliate, Centocor, and will include the following elements:

                        -    Medical Insurance
                        -    Dental Insurance
                        -    Life Insurance
                        -    Disability
                        -    401(k) Savings Plan (to be defined)
                        -    Dependent Care Reimbursement Account
                        -    Vacation
                        -    Holidays
                        -    Tuition Reimbursement

         You should be aware that the Company's major medical insurance provider has a coverage exclusion for medical conditions existing at the time of your hire.

         These benefits are subject to change from time to time at the Company's discretion.

    8) Per our discussions, it is imperative that Apollon establish a sensible and consistent relocation policy for its potential employees. Therefore, I would like to postpone any discussion of reimbursement for relocation expenses until you are on board and we can get the policy established.


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Richard A. Carrano, Ph.D.
February 13, 1992
Page 3


    9) Vacation: You will receive four weeks paid vacation with an additional week two years from the date of employment.

    10) Acceptance of Employment: If you accept this offer, which is for at will employment, we would like your effective date of employment with Apollon to be March 1, 1992. In order to accept this offer of employment with Apollon, you must complete and sign a copy of this letter and the following documents and deliver them to me in advance of your start date.

              a) The Apollon Agreement with respect to Inventions and Confidential Information,

              b)   The Employment Eligibility Verification Form I-9, and

              c)   The Apollon Employment Application Form.

This offer of employment will remain in effect until March 1, 1992.

You will be required to present appropriate documentation of your employment eligibility on Form I-9 to me during your first week of employment with the Company.

Rich, I am very excited about the possibility of your joining Apollon, per our discussions.

Yours sincerely,

/s/ Vincent R. Zurawski, Jr.


Vincent R. Zurawski, Jr., Ph.D
PRESIDENT AND CHIEF EXECUTIVE OFFICER

VRZ:mar
Enclosures


AGREED TO AND ACCEPTED THIS 26th DAY OF February, 1992.



/s/ Richard A. Carrano
    ----------------------------
    Richard A. Carrano, Ph.D.